Filed Pursuant to Rule 424(b)(2)
Registration No. 333-162171

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT Issued January 18, 2012 (subject to completion)

(To Prospectus dated September 28, 2009)

                 Shares

Nordic American Tankers Limited

COMMON SHARES

Nordic American Tankers Limited is offering for sale              of its common shares.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “NAT.” On January 18, 2012, the closing price of our common shares on the New York Stock Exchange was $15.57 per share.

Investing in our common shares involves a high degree of risk. See the sections entitled “Risk Factors” on page S-7 of this prospectus supplement and in our annual report for the fiscal year ended December 31, 2010, incorporated herein by reference.

We have granted the underwriters a 30-day option to purchase up to                  additional shares to cover any over-allotments.

The underwriters have agreed to purchase the common shares from us at a price of $         per share, which will result in net proceeds to us, after deducting estimated expenses related to this offering, of approximately $         million assuming no exercise of the over-allotment option granted to the underwriters, and $         million assuming full exercise of the over-allotment option. The underwriters propose to offer the common shares from time to time for sale in negotiated transactions or otherwise, at market prices on the New York Stock Exchange prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these common shares or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the common stock as set forth under the section of this prospectus supplement entitled “Underwriting.” The underwriters expect to deliver the shares to purchasers on or about January     , 2012.

MORGAN STANLEY

DNB MARKETS	FBR

January     , 2012

Nordic Zenith

Nordic Freedom

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor

S-ii

may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The NYSE is deemed to be an appointed stock exchange under Bermuda law.

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PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” included on page S-7 of this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2010.

In this prospectus supplement, “we,” “us,” “our” and “the Company” all refer to Nordic American Tankers Limited. Terms used in this prospectus supplement will have the meanings described in the base prospectus, unless otherwise specified. The common shares offered by this prospectus supplement include the related preferred stock purchase rights. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ option to purchase up to additional shares to cover over-allotments is not exercised.

Our Company

Nordic American Tankers Limited was formed on June 12, 1995 under the laws of the Island of Bermuda. We were formed for the purpose of acquiring and chartering double-hull tankers. We are an international tanker company that currently owns 20 Suezmax tankers. In the autumn of 2004, we had three vessels; at the end of 2005 we had eight vessels; and at the end of 2006 we had 12 vessels. At the end of 2009 and 2010 we operated 15 vessels. We expect that the expansion process will continue over time and that more vessels will be added to our fleet.

The 20 vessels we currently operate average approximately 156,000 dwt each. We chartered all of our operating vessels in the spot market with Gemini Tankers LLC in 2011, until November 24, 2011, when we entered into a spot market arrangement with Orion Tankers Ltd. (“Orion Tankers”). In 2010 we had chartered two of our 17 operating vessels on bareboat charters that expired in June 2010, and October 2010, respectively. The Nordic Harrier (former Gulf Scandic) was redelivered to the Company in October 2010 and went directly into drydock for repairs. The drydock period was completed late in April 2011, and the vessel was employed in the spot market pursuant to cooperative arrangements on May 1, 2011.

Our current fleet consists of 20 modern double-hull Suezmax tankers of which two are newbuildings that were delivered in 2011. The following table provides information regarding the status of each vessel.

Vessel	Yard	Built	Dwt (1)	Delivered to us
Nordic Hawk	Samsung	1997	151,475	October 1997
Nordic Hunter	Samsung	1997	151,400	December 1997
Nordic Freedom	Daewoo	2005	163,455	March 2005
Nordic Voyager	Dalian New	1997	149,591	November 2004
Nordic Fighter	Hyundai	1998	153,328	March 2005
Nordic Discovery	Hyundai	1998	153,328	August 2005
Nordic Sprite	Samsung	1999	147,188	February 2009
Nordic Grace	Hyundai	2002	149,921	July 2009
Nordic Harrier	Samsung	1997	151,475	August 1997

Vessel	Yard	Built	Dwt (1)	Delivered to us
Nordic Saturn	Daewoo	1998	157,332	November 2005
Nordic Jupiter	Daewoo	1998	157,411	April 2006
Nordic Apollo	Samsung	2003	159,999	November 2006
Nordic Cosmos	Samsung	2003	159,998	December 2006
Nordic Moon	Samsung	2002	159,999	November 2006
Nordic Mistral	Hyundai	2002	164,236	November 2009
Nordic Passat	Hyundai	2002	164,274	March 2010
Nordic Vega	Bohai	2010	163,000	December 2010
Nordic Breeze	Samsung	2011	158,597	August 2011
Nordic Aurora	Samsung	1999	147,262	September 2011
Nordic Zenith	Samsung	2011	158,645	November 2011

The commercial and technical management of our vessels is handled by third party companies under the supervision of Scandic American Shipping Ltd., or the Manager, a company controlled by Mr. Herbjorn Hansson, our Chairman and Chief Executive Officer and his family.

As discussed under “—Recent Developments,” the commercial management services for each of the vessels in our fleet is provided through our spot market cooperative arrangement with Orion Tankers.

The ship management firm of V.Ships Norway AS provides technical management services for 14 of the vessels in our fleet. The ship management firms of Columbia Shipmanagement Ltd., Cyprus and Columbia Shipmanagement (Deutschland) GmbH each provide technical management services for two of the vessels in our fleet. The ship management firms DSD Shipping AS and Hellespont Ship management GmBH & Co. KG each provide technical management services for one of our vessels.

The compensation under the commercial and technical management agreements is in accordance with industry standards.

Recent Developments

The average daily spot market rate earned for our vessels during the third quarter of 2011 was about $8,000 per day. We expect to achieve a spot market rate of about $11,000 per day for the fourth quarter of 2011 which is in line with our cash break-even level. We believe that the spot tanker market has improved during the month of December 2011 and that such improvement has continued into January 2012. From January 1, 2012 through the date of this prospectus supplement we have covered about 25% of the total revenue days for the first quarter of 2012. During this period we have achieved an average spot market rate in excess of $20,000 per day. There is no guarantee that future rates will equal or exceed this amount.

The daily rates as reported by shipbrokers, by Imarex or by analysts may vary significantly from the actual rates we achieve in the market. As a matter of policy we do not attempt to predict future spot rates.

A spot market rate of $11,000 per day translates into quarterly earnings per share (EPS) of about -$0.36 for the fourth quarter of 2011. A rate differential of $5,000 per day would translate into about a $0.20 change in EPS per quarter for our 20 vessel fleet. In summary, the fourth quarter of 2011 improved from the third quarter of 2011 and so far, the first quarter of 2012 has improved from the fourth quarter of 2011.

We have previously communicated to the market that having paid a dividend of $0.30 per share in the third quarter of 2011 and $0.30 per share in the fourth quarter of 2011, we wish to keep this level of dividend for the dividend payment that is expected to take place on or about March 2, 2012. The shares sold in this offering are eligible for the dividend expected to be paid on or about March 2, 2012.

Effective December 1, 2011, we amended the Company’s Management Agreement, pursuant to which the Manager provides the Company with managerial, administrative and advisory services, to increase the management fee payable thereunder from $350,000 to $500,000 per annum.

In November 2011, we took delivery of the second newbuilding from Samsung Heavy Industries Co. Ltd., Nordic Zenith, that we agreed to acquire in April 2010. The vessel was financed by resources of the Company.

In November 2011, the Company’s board of directors declared a dividend of $0.30 per share for the third quarter of 2011. The dividend was paid on December 2, 2011 to shareholders of record as of November 23, 2011.

In November 2011, the Orion Tankers pool was established, with Orion Tankers Ltd. as pool manager. This company is owned equally by us and Frontline Ltd. (NYSE:FRO). In mid-November 2011, our vessels were transferred from the Gemini Tankers LLC arrangement to the Orion Tankers pool upon completion of previously fixed charters within Gemini Tankers LLC.

On June 1, 2011, in connection with our annual general meeting of shareholders held in Bermuda, our amended and restated bye-laws were approved and adopted. We increased our authorized share capital from 51,200,000 common shares to 90,000,000 common shares, par value $0.01 per share. Currently, 47,303,394 common shares are issued and outstanding. We also changed our legal name to Nordic American Tankers Limited.

In February 2011, the board of directors adopted a new equity incentive plan, pursuant to which a total of 400,000 restricted shares were reserved for issuance and have been allocated among 23 persons employed in the management of the Company, including the Manager and the members of the board.

In October 2010, Nordic Harrier was redelivered, from a long-term bareboat charter agreement, to the Company, and went directly into drydock for repair. The drydock period lasted until the end of April 2011. The vessel had not been technically operated according to sound maintenance practices by Gulf Navigation Company LLC, and the vessel’s condition on redelivery to us was far below the contractual obligation of the charterer. All drydock expenses are capitalized and were paid as of September 30, 2011. We have sought compensation for these expenses, but have not been able to reach an agreement with the charterer. The arbitration procedures have started and are expected to be finalized in 2012. See note 11 in the notes to the interim financial statements for the nine months ended September 30, 2011 for further details.

In August 2010, we did not take delivery of the first of the two newbuilding vessels we agreed to acquire on November 5, 2007, because the vessel in our judgment was not in a deliverable condition as stipulated under the Memorandum of Agreement between the Company and the Seller. The Seller, a subsidiary of First Olsen Ltd., did not agree with the Company and the parties commenced arbitration procedures which took place in London in October and November 2011. According to the first partial award received on November 18, 2011, the vessel was found to be in a deliverable condition in August 2010. The Seller originally claimed $26.8 million in compensation; however the first partial award was limited to $16.2 million. The compensation of $16.2 million has been recognized as a subsequent event in our interim statement of operations for the nine months ended September 30, 2011, and will not affect the Company’s net cash flow. As a consequence of the first partial award, the Seller is required to repay to us the outstanding loan balance as of November 18, 2011 which is equal to $19.3 million. On January 17, 2012, we received the final award and as a consequence we shall be responsible for some of the legal costs of the Seller. In retrospect we believe that the Company was best served by not having the ship in its fleet. See note 11 in the notes to the interim financial statements for the nine months ended September 30, 2011 for further details.

Industry Developments

The outlook for the world economy is uncertain. Seaborne imports of crude oil into the United States remain at a low level. Currently, spot tanker market rates are relatively low compared to their historical averages. Unemployment is of particular concern in the United States, and European economies are struggling with debt burdens and problems in the banking sector. The economies of the Far East generally show continuing growth, which is positive for the tanker industry. Chinese crude oil imports increased 4% during the period from January through September 2011 relative to the same period of 2010. At the current pace, annual crude oil imports into China will total a new record high. Tanker market, spot and time charter equivalent rates are also affected by newbuildings that enter the market, increasing the global supply of vessels.

Spot market rates for Suezmax tankers are very volatile. The average spot market rate for modern Suezmax tankers as reported by Imarex for the period January 1 through January 17, 2012 was $28,666.

The average daily gross rate for our spot vessels was about $8,000 per day during the third quarter of 2011, compared with a gross rate of $16,600 per day during the second quarter of 2011 and a gross rate of $18,300 per day in the third quarter of 2010. In a low spot market vessels may be waiting to get a cargo, while in a more robust market environment waiting days are minimized.

In a weak tanker market the speed of our vessels is much lower on ballast voyages than in a stronger market. To save bunker fuel, some vessels engage in “slow steaming” and travel as slowly as about 8 knots in ballast depending upon the technical features of the vessel. We have installed fuel saving equipment on our vessels.

The graph below shows the average yearly spot rates from 2000 to January 9, 2012, as reported by R.S. Platou Economic Research a.s. The daily rates as reported by shipbrokers and by Imarex may vary significantly from the actual rates we achieve in the market, but these rates are, in general, an indication of the level of the market and its direction.

The Offering

Common shares offered by this prospectus supplement	common shares (or common shares, assuming full exercise of the underwriters’ over-allotment option).

Common shares to be outstanding immediately after this offering	common shares (or common shares, assuming full exercise of the underwriters’ over-allotment option).

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated expenses relating to this offering, will be approximately $ million, assuming no exercise of the over-allotment option granted to the underwriters, or $ million, assuming full exercise of the over-allotment option. The net proceeds of the offering are expected to be used to strengthen the Company’s resources to fund future acquisitions, and for general corporate purposes. We refer you to the section entitled “Use of Proceeds.”

New York Stock Exchange Symbol	“NAT”

Risk Factors:	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” in this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2010 incorporated by reference in this prospectus supplement and the accompanying prospectus, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Securities and Exchange Commission, or the Commission, that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying prospectus.

The number of shares to be outstanding after this offering is based on 47,303,394 common shares issued and outstanding as of January 18, 2012 and includes an additional                  restricted common shares to be issued under the Management Agreement to Scandic American Shipping Ltd., or the Manager, following the closing of this offering to maintain the number of common shares issued to the Manager at 2% of our total outstanding common shares, but excludes (i) 1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Stock Purchase Plan; and (ii) the underwriters’ option to purchase up to                  additional shares to cover any over-allotments. See “Underwriting.”

Summary Financial Information

	Year ended December 31,			Nine months ended September 30, (unaudited)
All figures in thousands of USD except share data	2010	2009	2008	2011	2010
Voyage revenue	126,416	124,370	228,000	70,158	105,951
Voyage expenses	—	(8,959)	(10,051)	(9,548)	—
Vessel operating expenses – excl. depreciation expense presented below	(47,113)	(43,139)	(35,593)	(39,467)	(35,263)
General & administrative expenses	(15,980)	(14,819)	(12,785)	(10,607)	(10,612)
Loss on Contract	—	—	—	(16,200)	—
Depreciation	(62,545)	(55,035)	(48,284)	(47,587)	(46,846)

Net operating income	788	2,418	121,288	(53,251)	13,230

Interest income	632	614	931	1	564
Interest expense	(1,971)	(1,794)	(3,392)	(1,303)	(1,568)
Other financial (expense) income	(248)	(226)	17	(92)	(195)

Total other expenses	(1,587)	(1,406)	(2,443)	(1,394)	(1,199)

Net income	(809)	1,012	118,844	(54,645)	12,031

	2010	2009	2008	2011	2010
Basic earnings per share	(0.02)	0.03	3.63	(1.16)	0.26
Diluted earnings per share	(0.02)	0.03	3.62	(1.16)	0.26
Cash dividends paid per share	1.70	2.35	4.89	0.85	1.45
Basic weighted average shares outstanding	46,551,564	40,449,522	32,739,057	47,111,266	46,434,552
Diluted weighted average shares outstanding	46,551,564	40,449,522	32,832,854	47,111,266	46,434,552

Other financial data:
Net cash from operating activities	57,752	63,195	127,900	(465)	55,025
Dividends paid	79,728	95,431	165,886	40,082	68,003

Selected Balance Sheet Data (at period end):
Cash and cash equivalents	17,221	30,496	31,378	10,404	54,087
Total assets	1,083,083	946,578	813,878	1,111,546	1,078,597
Total debt	75,000	—	15,000	170,000	50,000
Common stock	469	422	344	473	469
Total Shareholders’ equity	992,955	934,084	788,586	898,961	1,017,520

RISK FACTORS

Investing in our common shares involves risks. You should carefully consider the risks set forth below and discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2010 incorporated by reference in this prospectus supplement and the accompanying prospectus, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying prospectus.

A renewed contraction or worsening of the global credit markets and the resulting volatility in the financial markets could have a material adverse impact on our results of operations, financial condition and cash flows, and could cause the market price of our common shares to decline.

Since 2008, a number of major financial institutions have experienced serious financial difficulties and, in some cases, have entered into bankruptcy proceedings or are in regulatory enforcement actions. These difficulties have resulted, in part, from declining markets for assets held by such institutions, particularly the reduction in the value of their mortgage and asset-backed securities portfolios. These difficulties have been compounded by a general decline in the willingness by banks and other financial institutions to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline. In addition, these difficulties may adversely affect the financial institutions that provide us with our $500 million revolving credit facility, or the Credit Facility, and may impair their ability to continue to perform under their financing obligations to us, which could negatively impact our ability to fund current and future obligations.

There is still considerable instability in the world economy and in the economies of countries such as Greece, Spain, Portugal and Italy that could initiate a new economic downturn and result in a tightening in the credit markets, a low level of liquidity in financial markets, and volatility in credit and equity markets. A renewal of the financial crisis that affected the banking system and the financial markets over the past three years may negatively impact our business and financial condition in ways that we cannot predict. In addition, the uncertainty about current and future global economic conditions caused by a renewed financial crisis may cause our customers and governments to defer projects in response to tighter credit, decreased cash availability and declining customer confidence which may negatively impact the demand for our services. A tightening of the credit markets may further negatively impact our operations by affecting the solvency of our suppliers or customers which could lead to disruptions in delivery of supplies such as equipment for conversions, cost increases for supplies, accelerated payments to suppliers, customer bad debts or reduced revenues.

The economic slowdown in the Asia Pacific region has markedly reduced demand for shipping services and has decreased shipping rates, which could adversely affect our results of operations and financial condition.

Currently, China, India, Japan, other Asia Pacific economies and India are the main driving force behind the development in seaborne transportation. Reduced demand from such economies has driven decreased rates and vessel values. A further negative change in economic conditions in any Asia Pacific country, but particularly in China or Japan, as well as India, may have a material adverse effect on our business, financial condition and results of operations, as well as our future prospects, by reducing demand and the resultant charter rates. In particular, in recent years, China and India have had two of the world’s fastest growing economies in terms of gross domestic product. Furthermore, the economic uncertainty in the United States, the European Union, and other countries may deepen the economic slowdown in China, India and elsewhere. In addition, the March 2011 natural disaster in Japan may also have a significant impact on Japan’s economy. Our financial condition and results of operations, as well as our future prospects, would likely be adversely affected by an economic downturn in any of these countries as such downturn would likely translate into reduced demand for shipping services and lower shipping rates industry-wide. As a result, our operating results would be further materially affected.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and in the Gulf of Aden off the coast of Somalia. Throughout 2008 and 2009, the frequency of piracy incidents increased significantly, and continued at a relatively high level during 2010, particularly in the Gulf of Aden off the coast of Somalia, with drybulk vessels and tankers particularly vulnerable to such attacks. In November 2008, the Sirius Star, a tanker vessel not affiliated with us, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth $100.0 million, and was released in January 2009 upon a ransom payment of $3.0 million. In April 2009, January 2010 and January 2011, three vessels not affiliated with us, the Maersk Alabama, the Asian Glory and the Sambo Jewelry, respectively, were seized by Somali pirates. These ships were later released after successful rescue missions. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden, or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. If we are not able to obtain coverage, we will not operate in these areas. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse impact on our business, financial condition and results of operations and may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.

Political instability, terrorist or other attacks, war or international hostilities can affect the tanker industry, which may adversely affect our business.

We conduct most of our operations outside of the United States, and our business, results of operations, cash flows, financial condition and ability to pay dividends may be adversely affected by the effects of political instability, terrorist or other attacks, war or international hostilities. Terrorist attacks such as the attacks on the United States on September 11, 2001, in London on July 7, 2005 and in Mumbai on November 26, 2008, and the continuing response of the international community to these attacks, as well as the threat of future terrorist attacks, continue to contribute to world economic instability and uncertainty in global financial markets. As a result of the above, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political instability has also resulted in attacks on vessels, such as the attack on the M/T Limburg in October 2002, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. In addition, continuing and recent developments in North Africa and the Middle East and future hostilities or other political instability in regions where our vessels trade could affect our trade patterns and adversely affect our operations by causing delays in shipping on certain routes or making shipping impossible on such routes, thereby causing a decrease in revenues. Any of these occurrences could have a material adverse impact on our business, financial condition, results of operations and ability to pay dividends.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated expenses relating to this offering, will be approximately $         million, assuming no exercise of the over-allotment option granted to the underwriters, or $         million, assuming full exercise of the over-allotment option. The net proceeds of the offering are expected to be used to strengthen the Company’s resources, to fund future acquisitions and for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2011 on a historical basis and on an as adjusted basis to give effect to:

•	the payment on December 2, 2011 of a dividend of $0.30 per common share, or $14.2 million in the aggregate, in respect of the third quarter of 2011;

•	a drawdown of an aggregate of $80 million under the Credit Facility on October 25, 2011, December 8, 2011 and January 13, 2012; and

•	the issuance of 4,612 restricted common shares on October 24, 2011 to the Manager under the Management Agreement.

and on a further adjusted basis to give effect to:

•	this offering;

•	the application of net proceeds of this offering, as described under “Use of Proceeds;” and

•	the issuance of an additional restricted common shares to the Manager under the Management Agreement following the closing of this offering.

There have been no significant adjustments to our capitalization since September 30, 2011, as so adjusted. You should read the adjusted capitalization table information below in connection with “Use of Proceeds” and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus.

	September 30, 2011
Dollars in thousands	Actual	As Adjusted	As Further Adjusted
Debt:
Credit Facility	170,000	250,000	—

Total debt	170,000	250,000	—

Shareholders’ equity:
Common shares, $0.01 par value, outstanding actual (47,303,394 shares), as adjusted (47,303,394 shares) and as further adjusted ( ) shares (1)	473	473
Additional paid-in capital (1)(2)	953,378	954,188
Accumulated other comprehensive income	(245)	—
Accumulated deficit	(54,645)	(68,836)

Total shareholders’ equity	898,961	884,770

Total capitalization	1,068,961	1,134,770

(1)	Common shares and Additional paid-in capital excludes (i) 1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Stock Purchase Plan; and (ii) the underwriters’ option to purchase up to additional shares to cover any over-allotments.
(2)	Additional paid-in capital, as adjusted, includes estimated fees and expenses of approximately $550,000 relating to this offering.

SHARE HISTORY AND MARKETS

Since November 16, 2004, the primary trading market for our common shares has been the NYSE, on which our shares are listed under the symbol “NAT.” The primary trading market for our common shares was the American Stock Exchange, or the AMEX, until November 15, 2004, at which time trading of our common shares on the AMEX ceased. The secondary trading market for our common shares was the Oslo Stock Exchange, or the OSE, until January 14, 2005, at which time trading of our common share on the OSE ceased.

The following table sets forth the high and low market prices for shares of our common stock as reported by the NYSE.

For the year ended:	NYSE HIGH	NYSE LOW
2007	$44.16	$29.50
2008	$42.00	$22.00
2009	$38.10	$22.25
2010	$34.19	$25.27
2011	$26.80	$11.58

For the quarter ended:	NYSE HIGH	NYSE LOW
March 31, 2010	$34.19	$27.56
June 30, 2010	$32.39	$26.92
September 30, 2010	$29.93	$26.34
December 31, 2010	$27.50	$25.27
March 31, 2011	$26.80	$23.60
June 30, 2011	$25.19	$21.41
September 30, 2011	$23.00	$14.07
December 31, 2011	$15.95	$11.58

The high and low market prices for our common shares by month since July 2011 have been as follows:

For the month:	NYSE HIGH	NYSE LOW
July 2011	$23.00	$19.58
August 2011	$20.89	$16.02
September 2011	$18.92	$14.07
October 2011	$15.95	$11.58
November 2011	$14.63	$11.89
December 2011	$13.41	$11.64
January 2011*	$15.35	$12.20

*	As of January 17, 2012

DESCRIPTION OF CAPITAL STOCK

Under our Memorandum of Association, as amended, our authorized capital consists of 90,000,000 common shares having a par value of $0.01 per share, of which 47,303,394 shares are issued and outstanding as of the date of this prospectus. As of the date of this prospectus supplement, no shares remain reserved for issuance under our 2011 Equity Incentive Plan. All of our shares are in registered form. Our common shares are listed on the New York Stock Exchange under the symbol “NAT.”

In connection with our annual general meeting of shareholders held on June 1, 2011, our amended and restated bye-laws were adopted and approved. Our amended and restated bye-laws are filed as Exhibit 2 to the Report on Form 6-K with the Securities and Exchange Commission on January 18, 2012.

Our Memorandum of Association and Amended and Restated Bye-laws

The purposes and powers of the Company include the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our amended and restated bye-laws provide that our board of directors shall convene and the Company shall hold annual general meetings of shareholders in accordance with the requirements of the Companies Act at such times and places as the Board shall decide. Our board of directors may call special general meetings of shareholders at its discretion or as required by the Companies Act. Under the Companies Act, holders of one-tenth of our issued common shares may call special general meetings.

Under our amended and restated bye-laws, five days’ advance notice of an annual general meeting or any special general meeting must be given to each shareholder entitled to vote at that meeting unless, in the case of an annual general meeting, such meeting is agreed to by all of the shareholders entitled to vote thereat and, in the case of any other meeting, such meeting is agreed to by at least 75% of the shareholders entitled to vote thereat. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our board of directors may set a record date for the purpose of identifying the persons entitled to receive notice of and vote at a meeting of shareholders at any time before or after the date on which such notice is dispatched.

Our board of directors must consist of at least three and no more than 11 directors, or such number in excess thereof as the board of directors may from time to time determine by resolution. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting. Casual vacancies on our board of directors may be filled by a majority vote of the then-current directors.

Any director retiring at an annual general meeting will be eligible for reappointment and will retain office until the close of the meeting at which such director retires or (if earlier) until a resolution is passed at that meeting not to fill the vacancy or the resolution to re-appoint such director is put to a vote at the meeting and is lost. If a director’s seat is not filled at the annual general meeting at which he or she retires, such director shall be deemed to have been reappointed unless it is resolved by the shareholders not to fill the vacancy or a resolution for the reappointment of the director is voted upon and lost. No person other than a director retiring shall be appointed a director at any general meeting unless (i) he or she is recommended by the board of directors or (ii) a notice executed by a shareholder (not being the person to be proposed) has been received by our Secretary no less than 120 days and no more than 150 days prior to the date our proxy statement is released to shareholders in connection with the prior year’s annual general meeting declaring the intention to propose an individual for the vacant directorship position.

A director may at any time summon a meeting of the board of directors. The quorum necessary for the transaction of business at a meeting of the board of directors may be fixed by the board of directors and, unless so fixed at any other number, shall be two directors. Questions arising at any meeting of the board of directors shall be determined by a majority of the votes cast.

Our amended and restated bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our amended and restated bye-laws provide that a director who has an interest in any transaction or arrangement with the Company and who has complied with the provisions of the Companies Act and with our amended and restated bye-laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested.

Our amended and restated bye-laws permit us to increase our authorized share capital with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy.

There are no pre-emptive, redemption, conversion or sinking fund rights attached to our common shares. The holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our amended and restated bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Shareholders present in person or by proxy and entitled to vote at a meeting of shareholders representing the holders of at least one-third of the issued shares entitled to vote at such general meeting shall be a quorum for all purposes.

Under our amended and restated bye-laws, our board of directors is authorized to attached to our undesignated shares such preferred, qualified or other special rights, privileges, conditions and restrictions as the board of directors may determine. The board of directors may allot our undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the board of directors may not attach any rights or restrictions to our undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alternation or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares.

Subject to Bermuda law, special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued and outstanding shares of that class or with the sanction of a resolution of the holders of such shares voting in person or by proxy.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Our amended and restated bye-laws provide that our board of directors may, from time to time, declare and pay dividends or distributions out of contributed surplus, which we refer to collectively as dividends. Each common share is entitled to dividends if and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.

Bermuda law permits the bye-laws of a Bermuda company to contain a provision in its Bye-laws indemnifying the Company’s directors and officers for any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty, save with respect to fraud or dishonesty. Bermuda law also grants companies the power generally to indemnify directors and officers of a company, except in instances of fraud and dishonesty, if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of such company or was serving in a similar capacity for another entity at such company’s request.

Our amended and restated bye-laws provide that each director, alternate director, officer, person or member of a committee, if any, resident representative, and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors or administrators, which we refer to collectively as an indemnitee, will be indemnified and held harmless out of our assets to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties except in respect of fraud or dishonesty. In addition, each indemnitee shall be indemnified out of the assets of the Company against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted.

Under our amended and restated bye-laws, we and our shareholders have agreed to waive any claim or right of action we or they may have at any time against any indemnitee on account of any action taken by such indemnitee or the failure of such indemnitee to take any action in the performance of his duties with or for the Company with the exception of any claims or rights of action arising out of fraud or actions to recover any gain, personal profit or advantage to which such indemnitee is not legally entitled.

Our board of directors may, at its discretion, purchase and maintain insurance for, among other persons, any indemnitee or any persons who are or were at the time directors, officers or employees of the Company, or of any other company in which the Company has a direct or indirect interest that is allied or associated with the Company, or of any subsidiary undertaking of the Company or such other company, against liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company, subsidiary undertaking or any such other company.

Our Memorandum of Association may be amended with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy and our amended and restated bye-laws may be amended by approval by not less than 75% of the votes cast in respect of our issued and outstanding common shares represented in person or by proxy.

TAX CONSIDERATIONS

Please see the section titled “Tax Considerations” in the accompanying prospectus.

CERTAIN ERISA CONSIDERATIONS

The following discussion is a summary of certain considerations associated with the purchase of our common stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, (iii) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each such plan and entity, an “ERISA Plan”) and (iv) plans that are subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and entities whose underlying assets are considered to include “plan assets” of such plans (each such plan and entity, an “Other Plan”).

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Because of the nature of our business as an operating company and the fact that we have no U.S. affiliates or U.S. operations, it is not likely that we would be considered a party in interest or a disqualified person with respect to any ERISA Plan or that our assets would be considered to be “plan assets” of any such ERISA Plan. However, a prohibited transaction within the meaning of ERISA and the Code may result if our common stock is acquired by an ERISA Plan to which an underwriter is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many.

Governmental plans, certain church plans and foreign plans, while not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before purchasing our common shares.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common shares on behalf of, or with the assets of, any ERISA Plan, or any Other Plan, consult with their counsel regarding the matters described herein.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated January     , 2012, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
DNB Markets Inc.
FBR Capital Markets & Co.

Total:

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus supplement if any such common shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters’ over-allotment option described below.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to                  additional common shares at the purchase price listed above, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The underwriters have agreed to purchase the common shares from us at a price of $         per share, which will result in net proceeds to us, after deducting estimated expenses related to this offering, of approximately $         million, assuming no exercise of the over-allotment option granted to the underwriters, or $         million, assuming full exercise of the over-allotment option. The underwriters propose to offer the common shares from time to time for sale in negotiated transactions or otherwise, at market prices on the New York Stock Exchange prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $550,000.

Our common shares are listed on the New York Stock Exchange under the trading symbol “NAT”.

We and each of our officers and directors and the employees of the Manager listed under the caption “Directors, Senior Management and Employees” in our annual report on Form 20-F for the fiscal year ended December 31, 2010 have agreed that, subject to specified exceptions, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 90 days from the date of this prospectus supplement:

•

directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares, or make any announcement of, or filing with the Securities and Exchange Commission with respect to, any of the foregoing; or

•

enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any common shares or any securities convertible into or exercisable or exchangeable for common shares;

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares.

The 90 day restricted period described in the preceding paragraph will be extended if:

•

during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day restricted period and ends on the last day of such 90-day restricted period, we issue an earnings release or material news event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the occurrence of the material news or material event occurs, unless the representative waives the extension of such restrictions. The restrictions described above do not apply to (a) bona fide gifts, provided the recipient thereof agrees in writing to be bound by the restrictions described above, (b) on death, by will or intestacy, or (c) dispositions to an immediate family or to any trust, partnership or other entity for the direct or indirect benefit of such officer or directors and/or immediate family member, provided that such immediate family member, trust, partnership or other entity agrees in writing to be bound by the restrictions described above; or (d) pursuant to a court order or settlement agreement approved by a court of competent jurisdiction.

In order to facilitate the offering of common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the over-allotment option. The underwriters may also sell common shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of common shares for sale to online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Morgan Stanley & Co. LLC (1585 Broadway, New York, New York), DNB Markets Inc. (200 Park Avenue, New York, New York) and FBR Capital Markets & Co. (1001 19th Street North, Arlington, Virginia) and their respective affiliates from time to time have provided, and continue to provide, investment banking and other financial services for us and our affiliates for which they receive customary advisory or transaction fees, as applicable, plus out-of-pocket expenses. Further, an affiliate of DNB Markets Inc. acts as lead arranger, agent and as a lender, and an affiliate of FBR Capital Markets acts as a lender, under the Credit Facility.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive

For purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of the common shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. This prospectus supplement contains no offer of transferable securities to the public within the meaning of sections 85(1) and 102B of the FSMA. This prospectus supplement is not a prospectus for the purposes of section 85(1) of the FSMA. Accordingly, this prospectus supplement has not been approved as a prospectus by the United Kingdom Financial Services Authority (“FSA”) under section 87A of the FSMA and has not been filed with the FSA pursuant to the United Kingdom Prospectus Rules nor has it been approved by a person authorised under the FSMA.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Printing and engraving expenses	$200,000
Legal fees and expenses	$100,000
NYSE Supplemental Listing Fee	$50,000
Accounting fees and expenses	$60,000
Miscellaneous	$140,000

Total	$550,000

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States law and by Appleby, Hamilton, Bermuda, with respect to matters of Bermuda law. Certain other matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference from the Company’s annual report on Form 20-F for the year ended December 31, 2010 have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission on Form 20-F and any other future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act that indicate that they are incorporated by reference herein until the termination of this offering. Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the Commission unless such documents state that they are incorporated by reference into this prospectus.

•	Our Registration Statement on Form 8-A filed with the Commission on February 14, 2007.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2010 filed with the Commission on April 21, 2011 and amended on May 10, 2011.

•	Our Reports on Form 6-K, filed with the Commission on April 22, 2011, May 4, 2011, June 13, 2011, July 6, 2011, August 26, 2011 and January 18, 2012 (two filings).

•	Any future filing we will make that states that it is incorporated into this prospectus.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Nordic American Tankers Limited

Attn: The Secretary

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

NORDIC AMERICAN TANKER SHIPPING LIMITED

Common Shares, Preferred Share Purchase Rights, Preferred Shares,

Debt Securities, Warrants, Purchase Contracts and Units

Through this prospectus, we or any selling shareholder may periodically offer:

(1)	our common shares (including preferred share purchase rights),

(2)	our preferred shares,

(3)	our debt securities,

(4)	our warrants,

(5)	our purchase contracts, and

(6)	our units.

The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be described in a supplement to this prospectus. We will not receive any of the proceeds from the sale of securities by the selling shareholders.

Our common shares are currently listed on the New York Stock Exchange under the symbol “NAT.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves a high degree of risk. See the section entitled “Risk Factors” on page 4 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 28, 2009.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or “U.S. GAAP.” We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we or any selling shareholder may sell our common shares (including preferred share purchase rights), preferred stock, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement that we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange (“NYSE”) is deemed to be an appointed stock exchange under Bermuda law.

Notwithstanding the above general permission, the BMA has granted the Company permission, subject to the common shares of the Company being listed on an appointed stock exchange, to issue, grant, create, sell and transfer any of the Company’s shares, stock, bonds, notes (other than promissory notes), debentures, debenture stock, units under a unit trust scheme, shares in an oil royalty, options, warrants, coupons, rights and depository receipts, or collectively the Securities, to and among persons who are either resident or non-resident of Bermuda for exchange control purposes, whether or not the Securities are listed on an appointed stock exchange. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

PROSPECTUS SUMMARY

This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk factors” and our financial statements and related notes contained herein and therein, before making an investment decision. Unless we specify otherwise, all references in this prospectus to “we,” “our,” “us” and the “Company” refer to Nordic American Tanker Shipping Limited and its subsidiaries.

Our Company

We are an international tanker company that, as of September 15, 2009, owns 14 modern double-hull Suezmax tankers. We have also agreed to acquire an additional two double-hull newbuilding Suezmax tankers. The existing 14 vessels have a combined carrying capacity of 2,165,900 dwt. As of September 15, 2009, we have chartered 13 of our 14 existing vessels in the spot market pursuant to cooperative arrangements with third parties and have bareboat chartered one vessel to Gulf Navigation Company LLC, or Gulf Navigation, of Dubai, United Arab Emirates.

We were formed in June 1995 for the purpose of acquiring and chartering three double-hull Suezmax tankers that were built in 1997. These three vessels were initially bareboat chartered to BP Shipping Ltd., or BP Shipping, for a period of seven years. BP Shipping re-delivered these three vessels to us in September 2004, October 2004 and November 2004, respectively. We continued contracts with BP Shipping by time chartering two of our original vessels back to BP Shipping at spot market related rates for three year terms that expired in the fourth quarter of 2007. These two vessels are currently chartered in the spot market pursuant to cooperative agreements with third parties. We have bareboat chartered the third of our original three vessels to Gulf Navigation at a fixed rate charterhire for a five year term that expires in November 2009, subject to two one-year extensions at Gulf Navigation’s option. In November 2008, Gulf Navigation exercised its first one-year option and extended the bareboat charter of Gulf Scandic for one additional year until November 2010. Our fourth vessel was delivered to us in November 2004, our fifth and sixth vessels in March 2005, our seventh vessel in August 2005, our eighth vessel in November 2005, our ninth vessel in April 2006, our tenth and eleventh vessels in November 2006, our twelfth vessel in December 2006, our thirteenth in February 2009 and our fourteenth in July 2009. These vessels, with the exception of the vessel bareboat chartered to Gulf Navigation, are currently chartered in the spot market pursuant to cooperative agreements with third parties.

In November 2007, we agreed to acquire two Suezmax newbuildings to be built at Bohai Shipyard in China. We acquired these two newbuildings from First Olsen Ltd. for a price at delivery of $90 million per vessel for which we have paid a deposit of $18 million in aggregate. The acquisitions will be financed by borrowings under our $500 million revolving credit facility, or our Credit Facility.

Our Fleet

Our fleet consists of 16 modern double-hull Suezmax tankers of which two are newbuildings. The following chart provides information regarding each vessel:

Vessel	Dwt*	Year Built	Employment	Flag
Gulf Scandic	151,475	1997	Long term fixed charter	Isle of Man
Nordic Hawk	151,475	1997	Spot	Bahamas
Nordic Hunter	151,400	1997	Spot	Bahamas
Nordic Freedom	163,455	2005	Spot	Bahamas
Nordic Voyager	149,591	1997	Spot	Norway
Nordic Fighter	153,328	1998	Spot	Norway
Nordic Discovery	153,328	1998	Spot	Norway
Nordic Sprite	147,188	1999	Spot	Norway
Nordic Saturn	157,332	1998	Spot	Marshall Islands
Nordic Jupiter	157,411	1998	Spot	Marshall Islands
Nordic Cosmos	159,998	2002	Spot	Marshall Islands
Nordic Moon	159,999	2003	Spot	Marshall Islands
Nordic Apollo	159,999	2003	Spot	Marshall Islands
Nordic Grace	149,921	2002	Spot	Norway
Nordic Galaxy	163,000	2009	Delivery scheduled by end of May 2010**
Nordic Vega	163,000	2010	Delivery scheduled by end of August 2010**
Total	2,491,900

*	Deadweight ton. Expressed in metric tons each of which is equivalent to 1,000 kilograms, dwt refers to the maximum weight a vessel can carry.
**	The two Suezmax newbuildings to be built at Bohai Shipyard were originally scheduled for delivery by the end of December 2009 and April 2010, respectively. The sellers have advised us that the expected delivery of the two vessels has been delayed by 6 months and 4 months, respectively.

Recent Developments

We took delivery of our fourteenth Suezmax tanker, the Nordic Grace, on July 7, 2009.

In May 2009, we declared a dividend of $0.88 per share in respect of the first quarter of 2009, which was paid on June 3, 2009 to shareholders of record as of May 20, 2009.

On June 19, 2009, we held our Annual General Meeting in Hamilton, Bermuda. At that meeting, our shareholders voted to, among other things, (i) expand our board of directors by an additional two seats, which at the date of this prospectus are not filled but may be filled by our board of directors at a later date, and (ii) reduce our paid up share capital and credit the reduction to our contributed surplus account.

In August 2009, we declared a dividend of $0.50 per share in respect of the second quarter of 2009, which was paid on September 4, 2009 to shareholders of record as of August 21, 2009.

On August 14, 2009, we announced that we cancelled all stock options reserved for issuance under our 2004 Stock Incentive Plan, including the 320,000 options previously granted to our directors, our Chairman and Chief Executive Officer, our employees and employees of our manager, Scandic American Shipping Ltd., or the Manager. The 2004 Stock Incentive Plan was established in November 2004.

The stock options were cancelled in exchange for a payment equal to the difference between the strike price of the options and the closing price of $30.70 per share for our common shares on the New York Stock Exchange on August 13, 2009. The compensation of $7.23 per option results in a cash outlay of $2.3 million for the Company, which was covered by cash on hand. The cancellation of the options is expected to result in a charge of approximately $450,000 to our profit and loss account for the third quarter of 2009. Following the cancellation described above, there are no more stock options outstanding under the our 2004 Stock Incentive Plan.

Our vessels are evaluated for impairment whenever events or changes in circumstances indicated that the carrying amount of a vessel may not be recoverable. If the estimated undiscounted future cash flows expected to result from the use of the vessel and its eventual disposition is less than the carrying amount of the vessel, the vessel is deemed impaired. The amount of the impairment is measured as the difference between the carrying value and the fair value of the vessel. These assessments are based on our judgment. Our latest assessment was performed in connection with the dividend and earnings report for second quarter 2009.

Corporate Structure

We are incorporated under the laws of the Islands of Bermuda. We maintain our principal executive offices at LOM Building, 27 Reid Street, Hamilton HM 11, Bermuda. Our telephone number is (441) 292-7202. Our website is www.nat.bm. The information on our website is not a part of this prospectus. Pursuant to our management agreement with the Manager, or the Management Agreement, the Manager provides management, administrative and advisory services related to the maintenance and operation of our vessels. The Manager outsources the technical operation of our vessels to one or more well known and high quality technical managers.

The Securities We or any Selling Shareholder May Offer

We or any selling shareholder may use this prospectus to offer our:

•	common shares (including preferred share purchase rights),

•	preferred shares,

•	debt securities,

•	warrants,

•	purchase contracts, or

•	units.

We or any selling shareholder may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and the discussion of risks in this section, which is an update to the information under the heading “Risk Factors” in our annual report on Form 20-F filed on May 11, 2009, for the year ended December 31, 2008, and the documents we have incorporated by reference in this prospectus including this “Risk Factors” section in future annual reports, that summarize the risks that may materially affect our business, before making an investment in our common shares. Please see “Where You Can Find Additional Information – Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The NYSE is deemed to be an appointed stock exchange under Bermuda law.

Share History and Markets

Since November 16, 2004, the primary trading market for our common shares has been the New York Stock Exchange, or the NYSE, on which our shares are listed under the symbol “NAT.” The primary trading market for our common shares was the American Stock Exchange, or the AMEX, until November 15, 2004, at which time trading of our common shares on the AMEX ceased. The secondary trading market for our common shares was the Oslo Stock Exchange, or the OSE, until January 14, 2005, at which time trading of our common shares on the OSE ceased.

The following table sets forth the high and low market prices for our common shares as reported by the New York Stock Exchange, the American Stock Exchange and the Oslo Stock Exchange:

The year ended:	NYSE HIGH	NYSE LOW	AMEX HIGH	AMEX LOW	OSE HIGH	OSE LOW
2004	$41.30	$35.26	$41.59	$15.00	NOK 300.00	NOK 115.00
2005 (1)	$56.68	$28.60	N/A	N/A	NOK 225.00	NOK 205.00
2006	$41.70	$27.90	N/A	N/A	N/A	N/A
2007	$44.16	$29.50	N/A	N/A	N/A	N/A
2008	$42.00	$22.00	N/A	N/A	N/A	N/A

For the quarter ended:	NYSE HIGH	NYSE LOW
September 30, 2007	$40.20	$32.00
December 31, 2007	$36.49	$29.50
March 31, 2008	$34.30	$25.51
June 30, 2008	$42.00	$27.90
September 30, 2008	$41.39	$28.27
December 31, 2008	$36.00	$22.00
March 31, 2009	$38.05	$22.25
June 30, 2009	$38.10	$28.50

(1)	The OSE numbers for 2005 are based on trading through January 14, 2005

The high and low market prices for our common shares by month since January 2009 have been as follows:

For the month:	NYSE HIGH	NYSE LOW
March 2009	$31.54	$22.25
April 2009	$32.50	$28.50
May 2009	$38.10	$31.27
June 2009	$34.68	$30.02
July 2009	$32.32	$29.35
August 2009	$31.79	$29.51

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities by us offered by this prospectus to make vessel acquisitions and for capital expenditures, to repay indebtedness, for working capital, and for general corporate purposes. We will not receive any proceeds from sales of our securities by selling shareholders.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009 on a historical basis and on an as adjusted basis to give effect to the dividend of $0.50 per share that was paid on September 4. 2009 to shareholders of record as of August 21, 2009 in respect of the quarter ended June 30, 2009.

There have been no significant adjustments to our capitalization since September 22, 2009, as so adjusted. You should read the adjusted capitalization table information below in conjunction with “Use of Proceeds” and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus.

	June 30, 2009
Amounts in USD ‘000	Actual	As Adjusted
Debt:
Credit Facility:	—

Total debt	—

Shareholders’ equity:
Common shares, $0.01 par value, outstanding actual 42,204,904 shares) and as adjusted (1)	422	422
Additional paid-in capital (1)	960,125	960,125
Retained Earnings	17,073	(4,029)

Total shareholders’ equity	977,620	956,518

Total capitalization	977,620	956,518

(1)	Common shares and Additional paid-in capital excludes (i) 400,000 common shares that are reserved for issuance as restricted share grants or otherwise under our 2004 Stock Incentive Plan and (ii) 1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Stock Purchase Plan.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years. (1)

	Six months ended June 30, 2009	For the years ended December 31,
		2008	2007	2006	2005	2004
	(in thousands of U.S. dollars)
Earnings
Net income	17,073	118,844	44,206	67,393	46,317	40,816
Add: Fixed charges	1,046	3,999	9,988	6,339	3,454	1,971
Less: Interest capitalized	(123)	(607)	(305)	—	—	—

Total Earnings	17,996	122,236	53,889	73,732	49,771	42,787

Fixed Charges
Interest expensed and capitalized	720	3,371	9,464	5,927	2,736	1,858
Amortization and write-off of capitalized expenses relating to indebtedness	326	628	524	412	718	113

Total Fixed Charges	1,046	3,999	9,988	6,339	3,454	1,971

Ratio of Earnings to Fixed Charges (2)	17.2	30.6	5.4	11.6	14.4	21.7

(1)	We have not issued any preferred stock as of the date of this prospectus.
(2)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expensed and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or any selling shareholder may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we or any selling shareholder may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us or any selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or a selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf or the behalf of any selling shareholder that participates with us or any selling shareholder in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., or the NASD, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us or any selling shareholder for the sale of any securities. If more than 10% of the net proceeds of any offering of common shares made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110(h).

DESCRIPTION OF CAPITAL STOCK

Under our Memorandum of Association, as amended, our authorized capital consists of 51,200,000 common shares having a par value of $0.01 per share, of which 42,204,904 shares are issued and outstanding as of the date of this prospectus. All of our shares are in registered form. Our common shares are listed on the New York Stock Exchange under the symbol “NAT.”

Share History

On August 14, 2009, we announced that we cancelled all stock options reserved for issuance under our 2004 Stock Incentive Plan, including the 320,000 options previously granted to our directors, our Chairman and Chief Executive Officer, our employees and employees of our manager, Scandic American Shipping Ltd., or the Manager. The 2004 Stock Incentive Plan was established in November 2004.

The stock options were cancelled in exchange for a payment equal to the difference between the strike price of the options and the closing price of $30.70 per share for our common shares on the New York Stock Exchange on August 13, 2009. The compensation of $7.23 per option results in a cash outlay of $2.3 million for the Company, which was covered by cash on hand. The cancellation of the options is expected to result in a charge of approximately $450,000 to our profit and loss account for the third quarter of 2009. Following the cancellation described above, there are no more stock options outstanding under the our 2004 Stock Incentive Plan.

In May 2009, the Company completed an underwritten public offering of 4,225,000 common shares, resulting in aggregate net proceeds to the Company, before expenses relating to the offering, of approximately $130.0 million, in order to fund further acquisitions under planning and for general corporate purposes. In connection with that offering and pursuant to the Management Agreement, we issued an additional 86,225 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 42,204,904 common shares issued and outstanding.

In January 2009, the Company completed an underwritten public offering of 3,450,000 common shares, resulting in aggregate net proceeds to the Company, before expenses related to the offering, of approximately

$107.5 million, in order to fund further acquisitions under planning and for general corporate purposes. In connection with that offering and pursuant to the Management Agreement, we issued an additional 70,408 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 37,893,679 common shares issued and outstanding.

In May 2008, the Company completed an underwritten public offering of 4,310,000 common shares. The net proceeds from the offering were $158.9 million, which were used to prepare the Company for further expansion, to repay borrowings under the 2005 Credit Facility and for working capital. In connection with that offering and pursuant to the Management Agreement, we issued an additional 87,959 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 34,373,271 common shares issued and outstanding.

In July 2007, the Company issued 3,000,000 common shares in an underwritten offering at a public offering price of $41.50 per share. The net proceeds were used to repay debt under our $500,000,000 revolving credit facility, or Credit Facility, and prepare for further expansion. In connection with that offering and pursuant to the Management Agreement, we issued an additional 61,224 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 29,975,312 common shares issued and outstanding.

In October 2006, the Company issued 5,750,000 common shares in an underwritten offering at a public offering price of $32.00 per share. The net proceeds were used to repay debt under the Credit Facility and pay the balance of the purchase price of the three vessels delivered to us in November and December 2006. In connection with that offering and pursuant to the Management Agreement, we issued an additional 117,688 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 26,897,388 common shares issued and outstanding.

In 2007, the Company granted 10,000 stock options under our 2004 Stock Incentive Plan at an exercise price equal to $35.17, subject to annual downward adjustment as described in our 2004 Stock Incentive Plan. As discussed above, these options were cancelled in August 2009.

In May 2006, we issued a total of 16,700 restricted common shares under our 2004 Stock Incentive Plan.

In March 2006, we issued an additional 4,297,500 common shares in a follow-on public offering at a price of $28.50 per share, including 547,500 shares that were issued pursuant to the underwriters’ exercise of their over-allotment option. The net proceeds of the offering, after deducting underwriting discounts and expenses, were approximately $115.2 million. We used the net proceeds of the offering to repay indebtedness under the Credit Facility. We then borrowed approximately $62.1 million under the Credit Facility to finance the balance of the purchase price of our ninth vessel which was delivered to us in April 2006. In connection with that offering and pursuant to the Management Agreement, we issued an additional 87,704 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 21,029,700 common shares issued and outstanding.

In October 2005, we implemented a Dividend Reinvestment and Direct Stock Purchase Plan under which up to 1,664,450 common shares may be purchased by existing shareholders or new investors. Pursuant to the Management Agreement, up to 33,968 common shares may be issued to the Manager in connection with our Dividend Reinvestment and Direct Stock Purchase Plan.

In March 2005, we issued an additional 3,500,000 common shares in a follow-on public offering at a price of $49.50 per share. A portion of the approximately $162.1 million in net proceeds from that offering, after deducting underwriting discounts and expenses, was used to finance the balance of the purchase price of our fifth and sixth vessels, which we acquired in March 2005, and to repay all amounts then outstanding under our previous credit facility. In connection with that offering and pursuant to the Management Agreement, we issued an additional 76,658 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 16,644,496 common shares issued and outstanding.

In November 2004, we issued 3,105,000 common shares in a follow-on public offering at a price of $38.75 per share. A portion of the approximately $112.1 million in net proceeds from that offering, after deducting underwriting discounts and expenses, were used to finance the balance of the purchase price of our fourth vessel, which we acquired in November 2004, and to repay all amounts outstanding under our previous credit facility. In connection with that offering and pursuant to the Management Agreement, we issued an additional 62,100 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of that follow-on offering, we had a total of 13,067,838 common shares issued and outstanding.

Our Memorandum of Association and Bye-laws

The purposes and powers of the Company are set forth in Items 6 and 7 of our Memorandum of Association and in paragraphs (b) to (n) and (p) to (u) of the Second Schedule of the Bermuda Companies Act of 1981 (the “Companies Act”) which is attached as an exhibit to our Memorandum of Association. These purposes include the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our bye-laws provide that our board of directors shall convene and the Company shall hold annual general meetings in accordance with the requirements of the Companies Act at such times and places as the Board shall decide. Our board of directors may call special meetings at its discretion or as required by the Companies Act. Under the Companies Act, holders of one-tenth of our issued common shares may call special meetings of shareholders.

Bermuda law permits the bye-laws of a Bermuda company to contain a provision eliminating personal liability of a director or officer of the company for any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence default, breach of duty or breach of trust of which the officer or person may be guilty, save with respect to fraud or dishonesty. Bermuda law also grants companies the power generally to indemnify directors and officers of the company if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of the company or was serving in a similar capacity for another entity at the company’s request.

Our bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our bye-laws provide that a director who has an interest in any transaction or arrangement with the Company and who has complied with the provisions of the Companies Act and with our bye-laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested. Our bye-laws provide our board of directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting. Casual vacancies on our board may be filled by a majority vote of the then-current directors.

Our bye-laws provide that each director, alternate director, officer, person or member of a committee, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, will be indemnified and held harmless out of our funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, person or committee member or resident representative (or in his reasonable belief that he is acting as any of the above). In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted.

There are no pre-emptive, redemption, conversion or sinking fund rights attached to our common shares. The holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued and outstanding shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Our Memorandum of Association and our bye-laws may be amended upon the consent of not less than two-thirds of the issued and outstanding common shares.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Our bye-laws provide that our board of directors may, from time to time, declare and pay dividends or distributions out of contributed surplus (collectively, “dividends”). Each common share is entitled to dividends if and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.

Our bye-laws permit the Company to refuse to register the transfer of any common shares if the effect of that transfer would result in 50% or more of our aggregated issued share capital, or 50% or more of the outstanding voting power being held by persons who are resident for tax purposes in Norway or the United Kingdom.

Our bye-laws permit the Company to increase its capital, from time to time, with the consent of not less than two-thirds of the outstanding voting power of the Company’s issued and outstanding common shares.

2004 Stock Incentive Plan

Under the terms of our 2004 Stock Incentive Plan, directors, officers and certain key employees of the Company and the Manager are eligible to receive awards which include stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, performance shares and phantom stock units. A total of 400,000 common shares are reserved for issuance as restricted share grants or otherwise under the plan. Also included under the plan were options to purchase common shares at an exercise price equal to $38.75, subject to annual downward adjustment if the payment of dividends in the related fiscal year exceeded a 3% yield calculated based on the initial strike price. On August 14, 2009, we cancelled all outstanding options that had been previously awarded as described below. During 2005, the Company granted an aggregate of 320,000 stock options that the Board of Directors had agreed to issue during 2004. These options vested in equal installments on each of the first four anniversaries of the grant dates. During 2006, the Company granted an aggregate of 16,700 restricted shares. No stock options were granted in 2006. The Company granted 10,000 stock options in 2007 at an exercise price equal to $35.17, subject to annual downward adjustment as described above.

During 2008, a former Board member cancelled his stock incentive award in agreement with the Company and received compensation of $100,000. On August 14, 2009, we cancelled all stock options reserved for issuance under our 2004 Stock Incentive Plan, including the 320,000 options previously granted to our directors, our Chairman and Chief Executive Officer, our employees and employees of the Manager. The 320,000 options issued in 2005 were cancelled in exchange for a payment equal to the difference between the strike price of the options and the closing price of $30.70 per share for our common shares on the New York Stock Exchange on August 13, 2009. The compensation of $7.23 per option results in a cash outlay of $2.3 million for the Company, which was covered by cash on hand. The cancellation of the options is expected to result in a charge of approximately $450,000 to our profit and loss account for the third quarter of 2009. Following the cancellation described above, there are no more stock options issued under the our 2004 Stock Incentive Plan.

DESCRIPTION OF PREFERRED SHARES

The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

Subject to shareholder approval, the board of directors has the authority to issue preferred shares in one or more series and to determine the rights, preferences and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

Description of Preferred Share Purchase Rights

Each common share includes one Right, which we refer to as a Right, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of the Company’s Series A Participating Preferred Stock, or the Preferred Stock, at an exercise price of $115.00 per unit (the “Exercise Price”), subject to specified adjustments. The Rights were issued pursuant to a stockholders rights agreement dated February 13, 2007, between us and Mellon Investor Services LLC, as Rights agent (the “Rights Agreement”). Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other stockholder rights.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our board of directors. We have summarized the material terms and conditions of the Rights Agreement and the Rights below. For a complete description of the Rights, we encourage you to read the Rights Agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Detachment of the Rights

The Rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the Rights distribution date that we describe below. The

Rights are not exercisable until after the Rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s common stock or

•

the 10th business day (or such later date as determined by the Company’s board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s common stock.

Any person or group who acquires ownership of 15% or more of the Company’s common stock shall be deemed an “Acquiring Person,” but shall not include the Company, or anyone excepted from such definition in the Rights Agreement.

Persons who are the beneficial owner of 15% or more of the Company’s common stock on the effective date of the Rights Agreement are excluded from the definition of Acquiring Person, until such time as they acquire an additional 2% of our outstanding common stock for purposes of the Rights, and therefore until such time, their ownership cannot trigger the Rights. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common shares by us, will not become acquiring persons as a result of those transactions, as described in detail in the Rights Agreement.

Our board of directors may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of common shares.

Until the Rights distribution date:

•	our common stock certificates will evidence the Rights, and the Rights will be transferable only with those certificates; and

•	any new common stock will be issued with Rights and new certificates will contain a notation incorporating the Rights agreement by reference.

As soon as practicable after the Rights distribution date, the Rights agent will mail certificates representing the Rights to holders of record of common shares at the close of business on that date. After the Rights distribution date, only separate Rights certificates will represent the Rights.

We will not issue Rights with any common shares we issue after the Rights distribution date, except as our board of directors may otherwise determine.

Flip-In Event

A “flip-in event” will occur under the Rights Agreement when a person becomes an Acquiring Person other than pursuant to certain kinds of permitted offers. An offer is permitted under the Rights Agreement if a person will become an Acquiring Person pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to that person becoming an Acquiring Person.

If a flip-in event occurs and we have not previously redeemed the Rights as described under the heading “Redemption of Rights” below or, if the Acquiring Person acquires less than 50% of our outstanding common stock and we do not exchange the Rights as described under the heading “Exchange of Rights” below, each Right, other than any Right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of common shares, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such Right.

When a flip-in event occurs, all Rights that then are, or in some circumstances that were, beneficially owned by or transferred to an Acquiring Person or specified related parties will become void in the circumstances the Rights Agreement specifies.

Flip-Over Event

A “flip-over event” will occur under the Rights Agreement when, at any time after a person has become an Acquiring Person:

•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or

•	50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a Right, other than any Right that has become void as we describe under the heading “Flip-In Event” above, will have the Right to receive the number of common shares of the acquiring company which has a current market price equal to two times the exercise price of such Right.

Antidilution

The number of outstanding Rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the Rights distribution date. With some exceptions, the Rights Agreement will not require us to adjust the Exercise Price of the Rights until cumulative adjustments amount to at least 1% of the Exercise Price. The Rights Agreement does not require us to issue fractional shares of our preferred stock that are not integral multiples of one-thousandth of a share, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights

At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the Rights in whole, but not in part, at a redemption price of $0.01 per Right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or common shares. The Rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our board of directors timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.

Exchange of Rights

We may, at our option, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one common share per Right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common shares for the purposes of the Rights Agreement.

Amendment of Terms of Rights

During the time the Rights are redeemable, we may amend any of the provisions of the Rights Agreement, other than by decreasing the redemption price. Once the Rights cease to be redeemable, we generally may amend the provisions of the Rights agreement, other than to decrease the redemption price, only as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to make changes that do not materially adversely affect the interests of holders of Rights, excluding the interests of any Acquiring Person; or

•

to shorten or lengthen any time period under the Rights Agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of Rights other than an Acquiring Person.

Stockholders Rights Agreement

Our Rights Agreement may have anti-takeover effects. The Rights exercisable under the Rights Agreement will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. Please see “Description of Preferred Share Purchase Rights above.”

Transfer Agent

The registrar and transfer agent for our common shares is Mellon Investor Services.

Listing

Our common shares are listed on the New York Stock Exchange under the symbol “NAT.”

DESCRIPTION OF OTHER SECURITIES

Debt Securities

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as a “subsequent filing or “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

Neither indenture limits the amount of debt securities which may be issued. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system; and

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt includes:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

Senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of principal or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefore) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be other events of default as described in a subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate of the principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually, after debt securities are issued under that indenture with the applicable trustee, a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except the trustee may not withhold notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture, except as required by law. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners, owning through such participating institutions, to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in a subsequent filing, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. Neither we, the trustees or any agent of ours or the trustees, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in a subsequent filing, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the U.S Securities and Exchange Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation’s (“NSCC”), and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company (“DTCC”). DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the U.S. Securities and Exchange Commission (SEC). The 2009 DTCC Board of Directors is composed of 18 directors serving one-year terms. Fourteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions. Two directors are designated by DTCC’s preferred shareholders, NYSE Euronext and FINRA, and the remaining two are the chairman and chief executive officer and the president and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

Debt securities may be registered in the name of DTC’s nominee, Cede & Co to facilitate subsequent transfers. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institutions to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in a subsequent filing or filings.

The subsequent filing or filings will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Purchase Contracts

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and a description of the provisions for the payment, settlement, transfer or exchange or the units.

TAX CONSIDERATIONS

Bermuda Tax Considerations

The Company is incorporated in Bermuda. Under current Bermuda law, the Company is not subject to tax on income or capital gains, and no Bermuda withholding tax will be imposed upon payments of dividends by the Company to its shareholders. No Bermuda tax is imposed on holders with respect to the sale or exchange of Shares. Furthermore, the Company has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital asset, appreciation, or any tax in the nature of an estate, duty or inheritance tax, then the imposition of any such tax shall not be applicable. The assurance further provides that such taxes, and any tax in the nature of estate duty or inheritance tax, shall not be applicable to the Company or any of its operations, nor to the shares, debentures or other obligations of the Company, until March 2016.

United States Federal Income Tax Considerations

The following discussion is a summary of the material United States federal income tax considerations relevant to us. This discussion is based on advice received by us from Seward & Kissel LLP, our United States counsel.

United States Taxation of the Company

Taxation of Operating Income: In General

Unless exempt from United States taxation under Code section 883 as amended, a foreign corporation is subject to United States federal income taxation in the manner described below in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, or from the performance of services directly related to such use, which we refer to as Shipping Income, to the extent that such Shipping Income is derived from sources within the United States, referred to as United States-Source Shipping Income.

Shipping Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States. Shipping Income that is attributable to transportation that both begins and ends in the United States will be considered to be 100% derived from sources within the United States. We are not permitted by law to engage in transportation that gives rise to 100% Unites States-Source Shipping Income.

Shipping Income that is attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping Income derived from sources outside the United States will not be subject to United States federal income tax.

Our vessels will be operated in various parts of the world and, in part, are expected to be involved in transportation of cargoes that begins or ends, but that does not both begin and end, in United States ports.

Exemption of Operating Income from United States Taxation

Pursuant to Code section 883, we will be exempt from United States taxation on our United States-Source Shipping Income if (i) we are organized in a foreign country that grants an equivalent exemption from income taxation (an “equivalent exemption”) to corporations organized in the United States, which we refer to as the Country of Organization Requirement, and (ii) either (A) more than 50% of the value of our common shares is owned, directly or indirectly, by individuals who are “residents” of such country or of another foreign country that grants an equivalent exemption to corporations organized in the United States, which we refer to as the 50%

Ownership Test, or (B) our common shares are “primarily and regularly traded on an established securities market” in such country, in another country that grants an equivalent exemption to United States corporations, or in the United States, which we refer to as the Publicly-Traded Test.

Bermuda, the country in which we are incorporated, grants an equivalent exemption to United States corporations. Therefore, we will satisfy the Country of Organization Requirement and will be exempt from United States federal income taxation with respect to our United States-Source Shipping Income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

We believe that we currently satisfy the Publicly-Traded Test. Under Treasury regulations interpreting Code section 883, stock of a corporation is treated as “primarily and regularly traded on an established securities market” in any taxable year if (i) the stock is primarily traded on a national securities exchange such as the New York Stock Exchange (on which our common shares are traded) and satisfies certain trading volume and trading frequency tests, and (ii) the corporation complies with certain record keeping and reporting requirements.

However, a foreign corporation will not satisfy the Publicly-Traded Test if, subject to certain exceptions, 50% or more of the stock is beneficially owned (or is treated as owned under certain stock ownership attribution rules) by persons each of whom owns (or is treated as owning under certain stock ownership attribution rules) 5% or more of the stock, which we refer to as 5% Shareholders, for more than half the days during the taxable year.

We are not aware of any facts which would indicate that 50% or more of our common shares are actually or constructively owned by 5% Shareholders, although there can be no assurance that subsequent changes in the ownership of our common shares will not result in 50% or more of our common shares being so owned at any time in the future.

Accordingly, we expect that our common shares will be considered to be “primarily and regularly traded on an established securities market” and that we will, therefore, qualify for the Code section 883 exemption. However, because of the factual nature of the issues relating to this determination, no assurance can be given that we will qualify for the tax exemption in any future taxable year. If 5% Shareholders owned 50% or more of our common shares, then we would have to satisfy certain requirements regarding the identity and residence of our 5% shareholders. These requirements are onerous and there is no assurance that we could satisfy them.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Code section 883, we will generally not be subject to United States taxation with respect to gains realized on sales of vessels.

Four Percent Gross Basis Tax Regime

To the extent the benefits of Code section 883 are unavailable with respect to any item of United States-Source Shipping Income, such Shipping Income that is considered not to be “effectively connected” with the conduct of a trade or business in the United States as discussed below, would be subject to a four percent tax imposed by Code section 887 on a gross basis, without benefit of deductions. Since under the sourcing rules described above, no more than 50% of our Shipping Income would be derived from United States sources, the maximum effective rate of United States federal income tax on our gross Shipping Income would never exceed two percent.

Net Basis and Branch Profits Tax Regime

To the extent the benefits of the Section 883 exemption are unavailable and our United States-Source Shipping Income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” United States-Source Shipping Income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

Our United States-Source Shipping Income would be considered “effectively connected” with the conduct of a U.S. trade or business only if we have, or are considered to have, a fixed place of business in the United States involved in the earning of Shipping Income and certain other requirements are satisfied.

We do not intend to have a fixed place of business in the United States involved in the earning of Shipping Income. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our United States-Source Shipping Income will be “effectively connected” with the conduct of a U.S. trade or business.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$(1)
Printing and engraving expenses	$200,000
Legal fees and expenses	$100,000
NYSE Supplemental Listing Fee	$50,000
Accounting fees and expenses	$100,000
Miscellaneous	$150,000

Total	$600,000

(1)	The Registrant is registering an indeterminate amount of securities under the registration statement and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of any registration fee until the time the securities are sold under the registration statement pursuant to a prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Appleby with respect to matters of Bermuda law.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 20-F have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also learn about our Company by visiting our website at http://www.nat.bm. The information on our website is not a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, including but not limited to, annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K, or other filings that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus), until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated, and the following previously filed document: our Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Commission on May 11, 2009, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

In all cases, you should rely on the later information over different information included in this prospectus, the prospectus supplement or a subsequent filing.

You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:

Nordic American Tanker Shipping Limited

Attn: Corporate Secretary

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

http://www.nat.bm

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish semi-annual reports containing selected unaudited financial data for the first six months of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the New York Stock Exchange, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.